Exhibit 99.3

[Frost &Sullivan Letterhead]

May 22, 2019

Meten International Education Group

Floor 4, Tianjian Tianranju Commercial Center

No.2006 Xiangmeibei Road, Futian Disctrict, Shenzhen

Guangdong Province 518045

The People’s Republic of China

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Ladies and Gentlemen,

We understand that Meten International Education Group (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the Reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC; (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company, its subsidiaries, affiliates and consolidated variable interest entities, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Charlotte Wang
Name:	Charlotte Wang
Title:	Executive Director